UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





          Date of Report (Date of earliest event reported) May 9, 1996
                                                           -----------

                           GALLERY RODEO INTERNATIONAL
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             (Exact name of registrant as specified in its charter)


        California                     0-19644                  33-0300193
 (State or other jurisdiction         (Commission              (IRS Employer
  of incorporation)                   File Number)           Identification No.)


            302 E. Costilla Street, Colorado Springs, Colorado 80903
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          (Address of principal executive offices, including Zip Code)


        Registrant's telephone number, including area code (719) 471-9300
                                                           ---------------



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Item 2.   Acquisition or Disposition of Assets

         Effective as of May 9, 1996, Gallery Rodeo International (the "Company") sold all of its art gallery assets and operations to Stephan M. Thompson, the Company's former Chairman of the Board and Chief Executive Officer, in exchange for a Promissory Note in the principal amount of One Million Dollars ($1,000,000), pursuant to an Agreement dated effective as of March 29, 1996 (the "Agreement"). The Note bears interest at the rate of 8% per annum and is due and payable in full in May 2001. Repayment on the Note may be made in the form of cash, securities of the Company or such other securities as are acceptable to the Company. The Note is secured by 4,000,000 shares of the Company's Common Stock held by Mr. Thompson and his affiliates. The Company decided to divest itself of its art business to focus its direction exclusively on its hotel and gaming business in order to enhance the possibility of obtaining financing to develop the hotel and gaming business.

         In connection with the transaction, the Company has agreed to pay to Mr. Thompson the amount of approximately $350,000 in cash and has issued 1,434,167 shares of the Company's Common Stock to Mr. Thompson, in exchange for Mr. Thompson's agreement not to compete with the Company in the gaming business for a period of one year from the closing of the transaction and for cancellation of any employment agreement with Mr. Thompson or any other agreement between the Company and Mr. Thompson relating to compensation in any form to which Mr. Thompson may have been entitled. In consideration of the cancellation of a promissory note issued by the Company to Mr. Thompson in the principal amount of $75,000, the Company cancelled promissory notes issued by Mr. Thompson to the Company in the aggregate principal amount of approximately $75,000. The Company has also granted options to Mr. Thompson, an affiliate of Mr. Thompson, and Richard Carthew, a shareholder of the Company, to purchase shares of the Company's Common Stock in the event the Company issues shares of Common Stock to a third party vendor within the two year period following the closing of the transactions contemplated in the Agreement. The exercise price of the options shall be equal to the per share price assigned in any transaction pursuant to which the Company issues shares of Common Stock to a third party vendor in exchange for assets of the third party vendor. The number of shares subject to such options shall be a number sufficient to enable the optionees to retain the same percentage ownership in the Company as they own immediately following the transactions contemplated by the Agreement. The options expire in May 1998.

         In connection with the sale of its art business, the Company has also restructured its Board of Directors to include members who have extensive backgrounds in the hotel and gaming industry. In connection with this restructuring, Stephan Thompson has resigned as Chairman of the Board, President and Chief Executive Officer, but will remain as a Director. Mr. Kenneth Cahill has been appointed as the Chairman of the Board, President and Chief Executive Officer. Messrs. Jack Schneider and George Maxson have resigned from the Board and have been replaced with Messrs. Darel Tiegs, J. Royce Renfrow and Ray Bouchard.

         Mr. Thompson and his affiliate Clipper Industries, Inc., and the Company's new management have entered into a Voting Trust Agreement pursuant to which Mr. Thompson has deposited the 4,000,000 shares of the Company's Common Stock owned by him and his affiliate into a voting trust (the "Trust"). The trustee of the Trust is directed to vote the shares in the Trust in favor of the slate of Directors proposed by the new Directors, Messrs. Cahill, Bouchard, Tiegs and Renfrow, for a period of nine months following the closing of the transactions contemplated in the Agreement. The Voting Trust Agreement provides that the proposed slate of Directors shall include Mr. Thompson.


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         The Company has entered  into a letter of intent with  Kenneth  Cahill, the new Chairman of the Board and Chief Executive Officer of the Company, and Arcadia International Corporation ("Arcadia") which provides that the parties have agreed to negotiate an agreement for the management of the Company's hotel, entertainment and gaming operations by Arcadia.


Item 7.  Financial Statements and Exhibits


         (c) Exhibits.

             10.16(1) Agreement,  dated  effective as of March 29, 1996,  by and between Stephan M. Thompson, Clipper Industries, Inc., Gallery Rodeo International and Kenneth Cahill, Timothy Morrissey, Ray Bouchard, Darel Tiegs and J. Royce Renfrow and/or Nominees.

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(1)  Exhibit A to Exhibit 10.16 to be filed by amendment.

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           GALLERY RODEO INTERNATIONAL

                                           (Registrant)




Date:  May 24, 1996                        By: /s/ J. Royce Renfrow
                                              ---------------------
                                              J. Royce Renfrow
                                              General Counsel and
                                              Corporate Secretary



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                                  EXHIBIT INDEX




Exhibit No.                        Description                         Page No.


10.16(1) Agreement, dated effective as of March 29, 1996, by and between Stephan
         M. Thompson, Clipper Industries, Inc., Gallery Rodeo International and Kenneth Cahill, Timothy Morrissey, Ray Bouchard, Darel Tiegs and J. Royce Renfrow and/or Nominees.

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(1)  Exhibit A to Exhibit 10.16 will be filed by amendment.


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